Exhibit 99.1

CONTACTS: Douglas Maffei, PhD, Investors

(650) 522-2739

Marni Kottle, Media

(650) 522-5388

For Immediate Release

JAVIER RODRIGUEZ JOINS GILEAD SCIENCES’ BOARD OF DIRECTORS

Foster City, Calif., June 16, 2020 – Gilead Sciences, Inc. (Nasdaq: GILD) announced today that Javier Rodriguez has been appointed to the company’s Board of Directors. Mr. Rodriguez is the Chief Executive Officer of DaVita Inc., a Fortune 500 company providing healthcare services to kidney disease patients throughout the United States and internationally that strives to improve patients’ quality of life through clinical innovation and integrated, personalized care. From 2014 to 2019, he was the CEO of DaVita Kidney Care, the company’s business unit that treats patients with kidney failure and end-stage renal disease. Mr. Rodriguez has spent more than 20 years in various executive roles at DaVita, driving the company’s transformation for how kidney care is delivered. In addition, he currently serves as a member of the boards of directors of DaVita and the Denver Metro Chamber of Commerce.

“We are very pleased to welcome Javier to Gilead's Board of Directors,” said Daniel O’Day, Chairman and Chief Executive Officer of Gilead Sciences. “He brings significant industry expertise and the perspective of a visionary CEO. Javier is a valuable addition to our Board as we continue to shape Gilead’s next chapter.”

About Gilead Sciences

Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need. The company strives to transform and simplify care for people with life-threatening illnesses around the world. Gilead has operations in more than 35 countries worldwide, with headquarters in Foster City, California.

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For more information about Gilead, please visit the company’s website at www.gilead.com, follow Gilead on Twitter (@Gilead Sciences) or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA phone 650 574 3000 facsimile 650 578 9264	www.gilead.com